EXHIBIT 6.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between WATERFORD GROUP LLC (“CONSULTANT”) and BEYOND WELLNESS INTERNATIONAL, INC. (“Corporation” or “Client”), with respect to the following:

RECITALS

WHEREAS, CONSULTANT is in the business of providing financial advisory services and and general business consulting services to privately held and publicly held corporations; and

WHEREAS, the Client is a private company in the wellness, nutraceutical and CBD products industry, and is presently conducting an Initial Public Offering of its securities pursuant to an SEC-filed Regulation A Offering Circular, and wishes to retain the services of CONSULTANT.

AGREEMENT

IN CONSIDERATION of the mutual promises made by CONSULTANT and the Client, and the terms and conditions hereafter set forth, the receipt and adequacy of such consideration being mutually acknowledged, CONSULTANT and the Client therefore agree to the following:

1. TERMS OR THIS CONSULTING AGREEMENT:

A. TERM: The initial turn shall be for one year commencing on September 30, 2018.

B. CONSULTING SERVICES: As a corporate consulting company, which incorporates a variety of programs, techniques and tools, CONSULTANT will provide general assistance to Client in the areas of corporate finance, mergers and acquisitions, management advisory services, and public relations, such as:

1. Provide financial advisory services to assist Client in the private placement of its equity and/or debt on terms acceptable to its Board of Directors.

2. Assist in augmenting the liquidity of the public market for Client’s securities;

3. Assist in the introduction, analysis and negotiation of merger and acquisition opportunities;

4. Provide introductions to raw material suppliers;

5. Perform other financial and administrative support services at the request of the Corporation’s Board of Directors.

CONSULTANT shall perform the above services in a diligent and efficient manner and will faithfully devote the time and effort necessary to perform the subject services.

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C. CONSIDERATION: For services rendered by CONSULTANT on behalf of Client pursuant to this Agreement, upon execution of this Agreement. Client shall compensate CONSULTANT as follows:

1. Upon execution of this Agreement, Client shall issue to CONSULTANT 500,000 shares of Client’s Common Stock, which shares shall not be registered pursuant to the Securities Act of 1933, as amended, and the certificate representing said shares shall bear the required restrictive legend.

2. CONSULTANT will also be entitled to receive additional compensation based upon the gross amount of any merger, acquisition or financing transaction that the CONSULTANT introduces and which transaction is consummated, and which compensation shall be negotiated by the parties for each specific transaction.

3. CONSULTANT shall receive a cash commission equal to 10% of the purchase price of any raw materials purchased by Client from any manufacturer or supplier introduced by CONSULTANT.

D. EXPENSES. Unless otherwise agreed to in writing, each party shall be responsible for its own costs and expenses with regard to the services to be provided and the terms and conditions set forth in this Agreement.

E. EXTENSIONS AND RENEWALS: This Agreement may be extended (“Extension Period”) on a quarterly or annual basis by mutual agreement of the parties, following a mutual1y negotiated, written amendment to this Agreement specifying the new time period, terms of the Amendment and CONSULTANT's compensation for the Extension Period. Notice of mutually agreed extension amendment must comply with Section 1-F.

F. OFFICIAL NOTICE. All official communications or legal notices shall be given in writing by certified mail or overnight courier addressed to the respective party at the postal address or other address(es) as each party may hereafter designate in writing. The present addresses of the parties are as follows:

CLIENT: 303 East 4th Street, Los Angeles, CA 90013
CONSULTANT: 18865 State Rd 54, #110, Lutz, FL 33558

2. CONFIDENTIALITY OF PROPRIETARY INFORMATION

A. CONFIDENTIAL INFORMATION:

1. “Confidential Information” means any proprietary information, technical data or know-how disclosed to CONSULTANT, either directly or indirectly in writing, orally, by drawing, or by inspection or other tangible items. Confidential information shall include, without limitation, all business, product, research and financial plans of Client disclosed to or discussed with CONSULTANT.

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2. Client agrees not to use any of CONSULTANT's confidential information for its own uses or for any purpose except to carry out discussions or a business understanding between Client and CONSULTANT.

3. Client agrees not to disclose any of CONSULTANT and Companies' confidential information to any third party and, and that they will take all reasonable measures to protect the secrecy of and avoid disclosure or use of CONSULTANT and Companies' confidential information.

4. Client and CONSULTANT acknowledge that nothing contained in this Agreement will be construed as granting any rights, by license or otherwise, to either party's or any of its parent or sibling companies' confidential information, except as specified in this Agreement.

5. CONSULTANT agrees to be bound by all of the above terms contained in this Section concerning Client's confidential and proprietary information that may be obtained in the course of this Agreement.

B. LIMITATION OF LIABILITY FOR NON PARTY DISCLOSURES:

CONSULTANT shall have no liability to the Client with respect to the use or disclosure to others not party to this Agreement, of such information as CONSULTANT can establish to:

1. Have been publicly known;

2. Have become known, without fault on the part of CONSULTANT, subsequent to disclosure by Client of such information to CONSULTANT;

3. Have been otherwise known by CONSULTANT prior to communication by the Client to CONSULTANT of such information; or

4. Have been received by CONSULTANT at any time from a source other than Client lawfully having possession of such information.

C. UNAUTHORIZED USE:

Both parties agree that any unauthorized use of any proprietary information whether accidental or otherwise shall be construed as intentional and shall be considered a breach of this Agreement.

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3. ARBITRATION:

A. All disputes that cannot be settled between the parties together under this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then controlling, with venue in the County of Los Angeles, California.

B. DISPUTES SHALL NOT AFFECT AGREEMENT. Disputes, differences or controversies between the parties during the term of this Agreement shall not interrupt performance of this Agreement.

1. In the event of any such dispute, difference or controversy this agreement shall continue to be in full force, and settlements and payments shall be made in the same manner as prior to such dispute, difference or controversy, until the matter in dispute has been finally determined between the parties.

4. TERMINATION OF AGREEMENT:

A. BREACH: Unilateral termination of this Agreement prior to conclusion of the one year term shall be considered breach of this Agreement.

B. FAILURE TO REMIT EXPENSES: The continued lack of payment by Client to CONSULTANT for a period of 14 continuous days pursuant to Section 1(C) shall be considered a breach of this Agreement and shall, at CONSULTANT's option, be valid grounds to terminate this Agreement.

C. COSTS DUE UPON BREACH: Notwithstanding the breach of this Agreement by Client, CONSULTANT shall be entitled to receipt of all fees, hard costs, compensation and expenses incurred for actual work performed at its normal consulting rates, and shall retain or continue to be entitled to any stock either issues or authorized to be issued to CONSULTANT or its designees.

5. CONTROLLING LAWS OF AGREEMENT:

A. BEST EFFORTS BASIS: CONSULTANT agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be required of and from CONSULTANT pursuant to the terms of this Agreement. CONSULTANT does not guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result from CONSULTANT's efforts. Client understands and acknowledges that the success or failure of CONSULTANT's efforts will be predicated on Client's assets, operating results and management decisions.

B. BINDING LAW: This Agreement shall be subject to all valid applicable laws, rules and regulations of the State of Nevada and of the United States. In the event that this Agreement, any of its provisions, or its outlined operations are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall control. Furthermore, if commercially practicable, this Agreement shall be considered modified accordingly and shall continue in full force and effect as so modified.

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1. Both parties reserve the right to meet within a reasonable time and discuss any necessary amendments or modifications should the modified Agreement not be commercially practicable in the opinion of either party's legal counsel.

2. In the event of litigation or other dispute resolution, this Agreement shall be controlled by the laws of the State of Nevada.

3. In the event of dispute resolution, disputes, differences, or controversies shall be heard in the venue of the County of Los Angeles, State of California.

C. ENTIRE AGREEMENT: This Agreement shall constitute the entire Agreement between the parties unless modified by a written amendment signed by all of the parties or their successors in interest. There are no other agreements, undertakings, restrictions, representations or warranties among the parties other than those described and provided for in this Agreement and expressly signed by the parties therein.

D. WAIVER: Client agrees that CONSULTANT's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of that provision or provisions, nor shall such failure prevent CONSULTANT from thereafter enforcing each and every provision of this Agreement.

6. DUE DILIGENCE:

The parties herein agree to mutually cooperate with each other concerning any reasonable requests with respect to pursing proper and necessary due diligence.

7.
PARTIES' REPRESENTATIONS:

Client represents to CONSULTANT and CONSULTANT represents to Client that each of the following are true and complete as of the date of this Agreement:

A. Client and CONSULTANT are corporations organized, validly existing, and in good standing under the laws of the state(s) of their incorporations, with full corporate power and authority and all necessary governmental authorization to own, lease and operate property and carry on their businesses as they are now being conducted. Client and CONSULTANT are qualified to do business in and are in good standing in every jurisdiction in which the nature of their businesses or the property(ies) owned and leased by them makes such qualifications necessary.

8.
CONSULTANT IS NOT AN AGENT OR EMPLOYEE OF CLIENT:

CONSULTANT's obligations under this Agreement consist solely of the services previously described. In no event shall CONSULTANT be considered to act as an employee or agent of Client or otherwise represent or bind Client. For the purposes of this Agreement, CONSULTANT is an independent contractor. All final decisions with respect to acts of Client, whether or not made pursuant to or in reliance on information or advice furnished by CONSULTANT in this Agreement, shall be those of Client. CONSULTANT's employees or agents shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

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9.
ATTORNEY FEES:

In the event that any court proceeding or dispute resolution procedure is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether on trial or on appeal) shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incidental to such legal action. The term “prevailing party” as defined in this Agreement shall mean the party in whose favor a final judgment or award on the the merits is entered.

10. FACSIMILE COUNTERPARTS:

This Agreement may be executed by the parties by facsimile and in counterpart.

AGREED TO
this 30th day of September, 2018.

CLIENT:

BEYOND WELLNESS INTERNATIONAL, INC.

By:	/s/ IAN E. GILBEY

CONSULTANT:

By:	/s/ PETER BERKMAN

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